Filed pursuant to Rule 433
Dated January 24, 2008
Registration No. 333-148354
US$250,000,000 5.75% NOTES DUE 2017

Issuer:	Corporación Andina de Fomento

Security Description:	Senior Unsecured Notes

Transaction Type:	Reopening

Currency:	US Dollars

Total Principal Amount:	US$250,000,000 (brings total principal amount of series to US$750,000,000)

Offering Price:	98.007%, plus accrued interest since January 12, 2008

Gross Proceeds:	US$245,017,500, plus accrued interest since January 12, 2008

Coupon:	5.75%

Maturity:	January 12, 2017

Yield to Maturity:	6.041%

Benchmark Treasury:	4.25% due November 15, 2017

Benchmark Treasury Price and Yield:	3.691%

Spread to Benchmark Treasury:	235 basis points

Ratings:	A1 / A+ /A+ (1)

Interest Payment Dates:	January 12 and July 12, commencing July 12, 2008

Day Count Convention:	30/360

Trade Date:	January 24, 2008

Settlement Date:	January 31, 2008

SEC Registered Global:	ISIN: US219868BL92
CUSIP: 219868 BL9

Form and Denomination:	The notes will be issued in fully registered form in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof

Sole Bookrunner:	Credit Suisse Securities (USA) LLC

Co-Managers:	HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

(1)	These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
This communication is intended for the sole use of the person to whom it is provided by the issuer.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 212-325-2580.
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